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                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.___)

Filed by the Registrant [  ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

  [  ]  Preliminary Proxy Statement
  [  ]  Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
  [  ]  Definitive Proxy Statement
  [x ]  Definitive Additional Materials
  [  ]  Soliciting Material Pursuant toss.240.14a-11(c) or ss.240.14a-12

                                  IMMUCOR, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               KAIROS PARTNERS LP
                             KAIROS PARTNERS GP, LLC
                           AIM HIGH ENTERPRISES, INC.
     (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box:

  [x ]  No Fee Required
  [  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
          1)  Title of each class of securities to which transaction applies:
          2)  Aggregate number of securities to which transaction applies:

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          4)  Proposed maximum aggregate value of transaction:

          5)  Total fee paid:

  [  ]  Fee paid previously with preliminary materials.
  [  ]  Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:
            ...................................................................
        2)  Form, Schedule or Registration Statement No.:
            ...................................................................
        3)  Filing Party:
            ...................................................................
        4)  Date Filed:


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                      IMMUCOR'S SHAREHOLDERS CAN DO BETTER

DEAR FELLOW IMMUCOR STOCKHOLDER:

     Kairos Partners invests in promising companies within the healthcare industry. Like many of you, we purchased our shares in IMMUCOR because we believe that it should be an outstanding company. The transfusion diagnostic business IS A WELL ESTABLISHED TECHNOLOGY. Health care institutions and providers UTILIZE THE PRODUCT GLOBALLY. Furthermore, there are FEW COMPETITORS in the market - - Immucor is a leading player. However, like other Immucor investors, we have watched the Company's financial performance with INCREASING CONCERN AND DISAPPOINTMENT. Rather than completely liquidating our investment, or suffering in silence, WE HAVE DECIDED TO EXERCISE OUR RIGHT AS A SHAREHOLDER. Kairos has nominated four outstanding and experienced professional individuals to SERVE AS A MAJORITY on Immucor's board, AS INDEPENDENT OUTSIDE DIRECTORS. Please vote the enclosed BLUE proxy card today.

                        SO WHAT WENT WRONG WITH IMMUCOR?

     |X| The STOCK PRICE HAS DECLINED from a high of $18.875 during the first quarter of fiscal 2000, to a low of $2.20 during the fourth quarter of fiscal 2001, A DECLINE OF 88%. Even at the more recent price of approximately $7.00, the stock has declined 63% SINCE THE FIRST QUARTER OF FISCAL 2000.

     |X| The acquisitions completed by the Company since October 1998 have contributed to the current debt load. The Company's TOTAL DEBT INCREASED FROM $8.2 MILLION on August 31, 1998 TO $45.0 MILLION on August 31, 2001. During that period, the Company's CASH HAS DECREASED FROM $12.7 MILLION TO $4.1 MILLION, respectively. Following the Company's recent breach of covenants and renegotiated bank agreement, the Company disclosed that THE BANK HAS A "...SECURITY INTEREST IN SUBSTANTIALLY ALL OF THE COMPANY'S ASSETS..." which raises the possibility that A REPEAT by the Company of its most recent problems with the bank COULD RESULT IN FORECLOSURE, leaving stockholders with nothing to show for their investment.

     |X| The current BOARD HAS CHOSEN TO ELIMINATE TWO OUTSIDE DIRECTORS. MANAGEMENT NOW CONTROLS 50% OF THE BOARD. We are concerned that, in making decisions regarding current management, this reduction in outside directors increases the possibility that the Board MAY BE PREVENTED from MAKING CHANGES TO CURRENT MANAGEMENT or taking other actions that they believe would benefit all shareholders.

In the Company's own words, "IS THIS THE TYPE OF PERFORMANCE WHICH IMMUCOR'S SHAREHOLDERS SEEK?"

THIS YEAR'S ANNUAL MEETING OF SHAREHOLDERS PROVIDES YOU WITH A UNIQUE OPPORTUNITY TO ELECT A NEW BOARD OF DIRECTORS AND TO CHANGE THE FUTURE COURSE OF THE COMPANY.

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                   IMMUCOR'S SHAREHOLDERS SHOULD EXPECT BETTER

                               THE KAIROS PLATFORM

     If the Kairos nominees are elected to serve on the Board of Directors, Kairos believes that the Board will be better positioned to develop and implement the action plans necessary to improve the Company's performance and increase the Company's value for all shareholders. If elected, these nominees could work to focus the Company and Board on certain areas in which we believe the Company now falls short.

     |X| The Company operates in a mature, but necessary, market. It has limited competition and claims to be the market leader. Kairos believes that a STRONG, INDEPENDENT BOARD will chart a path that will reflect that mature, but necessary market, to focus on optimizing the utilization of automated equipment and to RESTORE THE CONFIDENCE OF IMMUCOR'S CUSTOMERS in the Company's products and future.

     |X| Immucor's debt level must be managed for the LONG TERM. The consequences of its recent breaches of debt covenants were THE PAYMENT OF A RESTRUCTURING FEE TO THE COMPANY'S LENDER OF $750,000 and INCREASED INTEREST COSTS. The Company also agreed to RAISE $5.0 MILLION IN JUNIOR CAPITAL by December 31, 2001, which may result in SIGNIFICANT DILUTION to all shareholders. In addition, as disclosed by the Company, "IF THE JUNIOR CAPITAL IS NOT RECEIVED BY APRIL 30, 2002, ALL EXISTING CREDIT FACILITIES WOULD BE RESET TO MATURE ON FEBRUARY 28, 2003." As discussed above, with all of the Company's assets now being subject to a lien to the lender, any future problems with the lender could be disastrous for all shareholders.

     |X| COMMUNICATIONS WITH SHAREHOLDERS MUST BE IMPROVED. Kairos believes the markets do not understand the significance of the Company's market position and prospects for growth which has contributed to the declining stock price. We believe this results, in part, from the Company not providing the opportunity for management to communicate directly with shareholders through periodic conference calls. If the Kairos nominees are elected, Kairos believes that the new Board will MAKE INVESTOR RELATIONS AND CONCERNS A PRIORITY.


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                      IMMUCOR'S SHAREHOLDERS DESERVE BETTER

                               THE KAIROS NOMINEES

     JOHN F. MCGUIRE, III served as Vice President and General Manager of the Ortho Diagnostics Business Unit of Johnson & Johnson, Inc., the Company's only competitor in the U.S. The Board of Directors of HemaSure, Inc, a blood filtration technology company, subsequently recruited Mr. McGuire as CEO. He successfully resolved various FDA regulatory issues and oversaw the turnaround of this troubled company. He then sold the assets of the company for approximately $22.0 million. He is a member of the Board of Trustees of the National Blood Foundation Trust Fund.

     RONALD O. GILCHER, M.D., F.A.C.P., is Board Certified in Internal Medicine and Hematology and is a Fellow of the American College of Physicians. Dr. Gilcher serves on the U.S. Department of Health and Human Services Advisory Committee on Blood Safety and Availability. Dr. Gilcher has been the Chief Operating Officer and Medical Director of the Sylvan N. Goldman Center, Oklahoma Blood Institute since 1979.

     PIERRE G. CASSIGNEUL is currently serving as Vice President, Blood Glucose Monitoring, Becton Dickinson Consumer Healthcare. He was employed by the Ortho Diagnostics Business Unit of Johnson & Johnson, Inc., as Vice President and General Manager of the AIDS and Hepatitis Business Unit. He has twenty years of operational experience in the diagnostics industry.

     PETER R. WHITE served as a Managing Director for Fleet Securities, Inc., in units that financed the acquisition of businesses by private equity firms. He was directly involved in analyzing, conducting comprehensive due diligence, underwriting and distributing over $1 billion in new debt financings.

         Kairos believes that Jack McGuire, Dr. Ron Gilcher and Pierre Cassigneul have significant, direct experience within the transfusion medicine industry, and that Peter White has significant, direct experience with long-term financial planning. Kairos believes they have successfully dealt with issues similar to those facing Immucor today.

    DON'T BE FOOLED BY MANAGEMENT SAYING THAT THE COMPANY TURNAROUND HAS BEEN
                                   ACHIEVED.

     In the coming weeks you are going to get letters and phone calls telling you the proxy fight is hostile and expensive. All Immucor shareholders have the right to nominate members of the Board of Directors. Unlike the Board, Kairos is paying for this proxy out of our own pocket.

   Ask yourself -- "IS IT HOSTILE TO EXERCISE YOUR RIGHTS AS A SHAREHOLDER?"

                        Please vote the BLUE card today.





                  If you have any questions or need assistance
                           in voting your proxy call:

                                   MACKENZIE
                                 PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                       Email: proxy@mackenziepartners.com